Exhibit 99.1

Non-GAAP financial measures

In addition to the financial information presented in this offering memorandum prepared in accordance with GAAP, this offering memorandum contains “non-GAAP financial measures,” that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Specifically, we make use of the non-GAAP financial measures “EBITDA,” “Management Adjusted EBITDA” and “Adjusted EBITDA” in the financial information provided for the Company.

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Management Adjusted EBITDA as EBITDA adjusted for items which are not considered by management to be indicative of the underlying results, as further described in this offering memorandum. We define Adjusted EBITDA as Management Adjusted EBITDA adjusted for stock based compensation and for certain other expenses, including related to the Transactions, as further described in this offering memorandum.

Management understands that some industry analysts and investors consider EBITDA, Management Adjusted EBITDA and Adjusted EBITDA as supplementary non-GAAP financial measures useful in analyzing a company’s performance. EBITDA, Management Adjusted EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP and should not be considered as alternatives to, or more meaningful than, net income as a measure of operating performance.

Because EBITDA, Management Adjusted EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying interpretations and calculations, EBITDA, Management Adjusted EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA, Management Adjusted EBITDA and Adjusted EBITDA do not represent an amount of funds that is available for management’s discretionary use. Management Adjusted EBITDA and Adjusted EBITDA, as defined above, are included because management believes they are pertinent to the daily management of operations, and management uses these financial measures to evaluate the impact of operational business decisions.

Each of EBITDA, Management Adjusted EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider these measures in isolation from, or as a substitute for analysis of, the financial information of the Company reported under GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity to the Company; and

•	other companies, including other companies in our industry, may not use such measures or may calculate such measures differently than as presented in this offering memorandum, limiting their usefulness as comparative measures.

Because of these limitations, none of EBITDA, Management Adjusted EBITDA, Adjusted EBITDA or any related ratio using such measures should be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

Certain adjustments to EBITDA, Management Adjusted EBITDA and Adjusted EBITDA are not in accordance with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act, with respect to the use and presentation of non-GAAP measures. Accordingly, EBITDA, Management Adjusted EBITDA and Adjusted EBITDA may not be presented in filings made with the SEC, or may not be presented in the same manner as in this offering memorandum. For a reconciliation of EBITDA, Management Adjusted EBITDA and Adjusted EBITDA to net income, see the sections entitled “Summary—Recent developments—Selected preliminary estimates for the three months and the fiscal year ended June 30, 2017,” “Summary—Summary historical and pro forma condensed combined financial information” and “Summary historical and pro forma condensed combined financial information.”

Selected preliminary estimates for the three months and the fiscal year ended June 30, 2017

We do not as a matter of course make public projections as to future revenues, earnings or other results with the exception of service revenue and EPS guidance. However, our management has prepared the preliminary financial information set forth below to present our estimated service revenue, Adjusted EBITDA, net New Business Awards, net book-to-bill and backlog as of and for the three months and the fiscal year ended June 30, 2017. The accompanying preliminary financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to preliminary financial information, but, in the view of our management, the preliminary financial information was prepared on a reasonable basis, reflects the currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, our expected financial performance for the periods indicated. However, this financial information is not fact and should not be relied upon as our actual results for the periods presented or as being necessarily indicative of future results, and readers of this offering memorandum are cautioned accordingly not to place undue reliance on the preliminary financial information. In particular, material weaknesses in the internal controls over financial reporting related to CRS revenue recognition and vendor payments have been identified and reported in the Form 10-K for the year ended June 30, 2016 and Forms 10-Q for the periods ended September 30, 2016, December 31, 2016 and March 31, 2017 which are in the process of being remediated. For more details, please see “Risk factors—Failure to achieve and maintain effective internal control in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and delays in completing our internal control audit and financial audit, could have a material adverse effect on our business.”

Neither our independent auditors, nor any other independent accountants, have audited, compiled, examined, reviewed or performed any procedures with respect to the preliminary financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and our independent auditors assume no responsibility for, and disclaim any association with, the preliminary financial information.

The assumptions and estimates underlying the preliminary financial information are inherently uncertain and though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant, business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the preliminary financial information. Accordingly, there can be no assurance that the preliminary results are indicative of our future performance or that actual results will not differ materially from those presented in the preliminary financial information. Inclusion of the preliminary financial information in this offering memorandum should not be regarded as a representation by any person that the results contained in the preliminary financial information will be achieved.

Based upon currently available information, we estimate that service revenue for the three months and the fiscal year ended June 30, 2017 will be in the range of $545.0 million to $560.0 million and $2,105.0 million to $2,120.0 million, respectively, compared to service revenue of $536.6 million and $2,094.3 million, respectively, for the same periods in the prior year. Additionally, Adjusted EBITDA for the three months and the fiscal year ended June 30, 2017 is estimated to be in the range of $105.0 million to $118.0 million and $385.0 million to $398.0 million, respectively, compared to Adjusted EBITDA of $108.5 million and $408.7 million, for the same periods in the prior year.

As we have previously communicated to the market, we changed our methodology for reporting new bookings in third quarter of the fiscal year 2017 to exclude any unsigned orders. While we plan to report our bookings under the new methodology going forward, for purposes of fiscal year 2017 we will provide an update on new bookings under both methodologies given the mid-year transition. Under the old methodology, Net New Business Awards for the three months and the fiscal year ended June 30, 2017 are expected to be $754 million and $2,508 million compared to $644 million and $2,596 million, respectively, for the same periods in the prior year.

Under the new methodology, Net New Business Awards for the three months and the fiscal year ended June 30, 2017 are expected to be $432.0 million and $1,999.1 million compared to $696.4 million and $2,686.9 million, respectively, for the same periods in the prior year. If achieved, under the new methodology, this level of net New Business Awards should result in a net book-to-bill range for the fiscal year ended June 30, 2017 of 0.94 to 0.95, respectively, yielding backlog of $4.0 billion as of June 30, 2017. This compares to a net book-to-bill of 1.28 for the fiscal year ended June 30, 2016, respectively, and backlog of $4.6 billion as of June 30, 2016. The backlog conversion rate and cancellation rate for the three months period ending June 30, 2017 were 13.7% and 2.7% respectively compared to 12.1% and 4.8% for the same periods in the prior year.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income:

	For the fiscal years ended June 30,		For the three months ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Net income		$154.9		$42.7

Adjustments:
Interest expense, net		$8.6		$2.6
Provision for income taxes		$60.3		$17.3
Depreciation		$74.6		$20.3
Amortization		$22.3		$5.0

EBITDA	$263.5 - $276.5	$320.7	$62.4 - $75.4	$87.9
Restructuring expenses(a)	$41.2	$27.8	$19.3	$4.4
Contingent considerations FV change(b)	$1.3	$8.7	$2.1	$0.6
Share repurchase FV change(c)	$20.7	$—	$—	$—
Apollo fixed asset write off(d)	$5.7	$—	$0.1	$—
Acquisition retention bonuses(e)	$9.4	$3.5	$2.5	$1.6
Acquisition professional and legal fees(f)	$11.2	$0.5	$10.0	$0.0
Miscellaneous expense (income), net(g)	$1.8	$(0.1)	$2.2	$1.5
Other adjustments(h)	$0.4	$2.7	$—	$2.7
Stock based compensation(i)	$21.7	$20.1	$5.7	$4.9
Pro forma acquisition results(j)	$5.5	$22.2	$—	$4.2
Public company costs(k)	$2.6	$2.6	$0.7	$0.7

Adjusted EBITDA	$385.0 - $398.0	$408.7	$105.0 - $118.0	$108.5

(a)	Represents non-recurring costs incurred to carry out our restructuring initiatives pertaining to the Margin Acceleration Program (as defined below) announced in the fourth quarter of our Fiscal Year 2015 and the first phase of the new phase initiative announced in January 2017.

(b)	Represents the reversal of non-cash future value adjustments associated with contingent considerations revaluations relating to historical acquisitions.

(c)	Represents the reversal of a non-cash future value reduction in the Company’s forward share repurchase asset.

(d)	Represents the reversal of a non-cash impairment charge related to an internally-developed software program that was discontinued in the Company’s CRS segment.

(e)	Represents the reversal of non-recurring retention bonuses paid to employees relating to the acquisition of ExecuPharm and Health Advances (each as defined below).

(f)	Represents the non-recurring accounting, legal, and other fees associated with historical acquisitions.

(g)	Represents primarily exchange rate gains and losses.
(h)	Primarily represents the reversal of tax legal exposures, including a $2.7 million adjustment to account for potential exposure to Russian VAT.

(i)	Represents non-cash stock based compensation expense.

(j)	Represents the estimated TMAC (as defined below) and ExecuPharm results prior to being acquired by the Company to show pro forma contribution over the twelve months ended March 31, 2017.

(k)	Represents the Company’s estimated gross savings from the elimination of public company costs.

See “Management’s discussion and analysis of financial condition and results of operations—Backlog and net authorizations.”

Our financial statements for the quarter and year ended June 30, 2017 are not yet available. The financial data presented above are preliminary, based upon our estimates and are subject to revision based upon our financial closing procedures for the three months and the fiscal year ended June 30, 2017 and the completion of our financial statements. Therefore actual results could be materially different from these estimates. All of the data presented above has been prepared by and is the responsibility of management. For discussion of our calculations of Adjusted EBITDA, see “Use of non-GAAP financial measures” and note (4) under “—Summary historical and pro forma condensed combined financial information.”